Exhibit 10.5

PUBLIC EVENTS DEPARTMENT
FORT WORTH CONVENTION CENTER

1201 HOUSTON STREET, FORT WORTH, TEXAS 76102

LICENSE AGREEMENT
No.25513

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into this ________ day of _____________, 2023 (“Effective Date”), by and between The City of Fort Worth (“City”), a home-rule municipal corporation of the State of Texas, acting by and through its duly authorized representative, and Brag House, Inc, (“Licensee”) acting by and through its duly authorized representatives.

In consideration of the use of the Facilities (as hereinafter defined) and the performance of the mutual covenants and agreements herein contained and in consideration of the payments by the Licensee to the City, it is mutually agreed as follows as of the Effective Date:

1.	GRANT OF LICENSE, TERM, AND LICENSE PERIOD

1.01 Licensee may use the area(s) within the Fort Worth Convention Center (“FWCC”) set forth in the Venue Rental Schedule (“Facilities”) on the dates set forth therein (“License Period”) for the purpose of holding the following event and for no other purpose: 2024 Fort Worth Collegiate Gaming Event (“Event”). The Venue Rental Schedule is attached hereto as Exhibit A and incorporated herein for all purposes. Subject to the following conditions, limitations, and restrictions, Licensee may occupy and use the Facilities, including contiguous common areas (and other such areas as mutually agreed upon) necessary to accommodate patrons, for the above stated purpose. Licensee recognizes that other areas within the FWCC may be licensed concurrently to other parties.

1.02 Unless terminated or canceled earlier pursuant to the terms herein, the term of this Agreement shall begin on the Effective Date and end at the expiration of the License Period (“Term”). The cancellation and termination provision is set forth in Section 25 of this Agreement.

2.	USE OF THE FACILITIES

2.01 Event Manifest. At least thirty (30) calendar days prior to the beginning of the License Period, Licensee shall file with the City’s Director of Public Events or that person’s designee (“Director”), a full and detailed written outline of Licensee’s proposed use of the Facilities for the Event, including, but not limited to, all room assignments, meeting sets, staging requirements, special instructions, floor plans of exhibit areas, hall and chair sets, and any other information that may be required by the Director concerning the Event (“Event Manifest”). The Event Manifest, and any portion thereof, is subject to approval by the Director and the Fort Worth Fire Marshal and all applicable Federal, State, and local laws, ordinances, rules, and regulations. In addition to establishing the use of the Facilities for the Event, the Director will rely on the Event Manifest to determine the necessary and appropriate City staffing, supplies, and equipment to allocate for the Event, including, but not limited to, any additional services or equipment requested of the City by Licensee and any tables and chairs for the complimentary original set-ups in the meeting rooms and ballrooms.

2.02	Event Preparation and Overtime.

A.	Event preparation by Licensee on the Facilities and delivery of Licensee’s freight or other properties shall take place upon the dates and times specified in this Agreement, including the attached Venue Rental Schedule.

B.	Overtime: Any activities related to the Event must end by midnight of each night during the License Period, unless otherwise stated in the Agreement and insurance certificate. Licensee shall pay Five Hundred ($500.00) Dollars per hour for any additional hour (or portion thereof) in which Licensee occupies the Facilities between the hours of 12:00 midnight and 7:00 A.M.

CONVENTION LICENSE AGREEMENT NUMBER
25513

2.03 Due to exiting requirements, Exhibit Hall Bays B, C, D, E and F CANNOT BE USED INDEPENDENTLY. A minimum of 48,000 square feet or the equivalent of two bays must be utilized in order to meet exiting requirements. Exhibit Hall A may be used alone, or in conjunction with additional Exhibit Hall Bays.

2.04 All loading docks at the FWCC must be shared. Specific usage must be coordinated with the Director in advance of the Event.

3.	LICENSE FEE, FOOD AND BEVERAGE MINIMUM, AND ANCILLARY CHARGES

3.01 License Fee. Licensee shall pay to the City ($71,296.00) for the use of the Facilities (“License Fee”), which takes into account any rental discounts set forth in the Venue Rental Schedule. Licensee agrees to pay the License Fee in accordance with the schedule and terms set forth below:

A.	Contemporaneously with executing this Agreement, Licensee shall deliver to the City a nonrefundable partial License Fee payment in the amount of $10,260.00, which will be applied toward the total License Fee.

B.	No later than April 09, 2024, Licensee shall deliver to the City payment in the amount of $41,036.00 representing the full and final payment of the remaining License Fee, subject to the conditions set forth immediately below.

C.	Visit Fort Worth has offered to pay the final rental payment of $20,000.00 to the City on your behalf.

3.02 Food and Beverage Minimum. It is understood that the rental discounts set forth in Exhibit A are based upon a minimum purchase of food and beverage for the Event. Licensee agrees that the Event will result in a minimum of $50,000.00 (exclusive of tax and service charge) in food and beverage sales from the authorized FWCC caterer (“Food and Beverage Minimum”). If the Food and Beverage Minimum is not met, then Licensee shall pay the City a fee equal to the difference between the Food and Beverage Minimum and the actual amount of food and beverage purchased for the Event. Such payment will be due and payable to the City within thirty (30) calendar days after the City sends an invoice to the Licensee. By way of example only, if the Food and Beverage Minimum is $100,000.00, and the actual food and beverage purchased for the Event is $80,000.00, then Licensee will owe the City $20,000.00, which is the difference between the Food and Beverage Minimum and the amount food and beverages actually purchased for the Event ($100,000.00 - $80,000.00).

3.03 Ancillary Charges. To the extent that Licensee desires to use any services or equipment provided or owned by the City for the Event, then Licensee shall be charged for such services and equipment at the rates in effect on the thirtieth (30th) day prior to the start of License Period (“Ancillary Charges”). The Ancillary Charges are set forth in the City’s FG&Rs (as hereinafter defined in Section 5) and are subject to change in accordance therewith. Licensee shall pay the Ancillary Charges, in full, no later than five (5) calendar days prior to the start of the License Period. To the extent that Licensee incurs any additional Ancillary Charges after the date for payment set forth immediately above, then the Licensee shall pay all such Ancillary Charges, in full, on or before the final day of the License Period.

3.04 Payment Methods. All payments are due and payable in cash, certified or cashier’s check, company check, money order, or credit card acceptable to the City and made payable to the City of Fort Worth, Texas, and shall be mailed or delivered to the person and address set forth in the Notice section of this Agreement.

CONVENTION LICENSE AGREEMENT NUMBER
25513

4.	SERVICES

4.01	Exclusive Services.

A.	Exclusive Service Providers. Any of the following services required by Licensee in connection with its Event and the use of the Facilities shall be provided exclusively by vendors under contract with City (“Exclusive Providers”): rigging; concessions and catering; alcoholic beverage services (including, but not limited to, beer, wine, and liquor); communications, telephone, internet (wired and wireless), and voice or data; electrical, water and air distribution; parking; and staffing services, including, without limitation, security, ushers, ticket takers, access control and crowd management.

i.	If Licensee requires any services from any of the City’s Exclusive Providers, then Licensee shall enter into a separate written contract with any such Exclusive Provider setting forth the terms and conditions under which the services will be provided, including, but not limited to, any payments to be made.

ii.	As it pertains to concessions and catering, any approved sampling is limited to products directly related to or sold by Licensee or its exhibitors. All other give-away food and beverage products must be purchased through the City’s Exclusive Provider of concession and catering services.

iii.	All Exclusive Providers providing services under a contract for services to Licensee shall be deemed as independent contractors of Licensee.

iv.	There shall be no outside food or beverage products allowed in the Facilities, including, but not limited to, donated products.

B.	Notwithstanding anything to the contrary, City reserves the right to enter into agreements for any and all exclusive subcontractor services at the FWCC at any time, and the Licensee agrees to use such services from the City’s exclusive provider. Further, the City reserves the right to provide all concession, food and beverage, novelty and souvenir services.

4.02	Mandatory and Discretionary Services.

A.	Mandatory Services.

i.	Emergency Medical Services. Licensee shall be responsible for providing and paying for, at its sole cost and expense, such emergency medical services and personnel as deemed necessary for the Event by the Director in the Director’s sole discretion, including, but not limited to, any standby ambulance services from the City’s then currently licensed ambulance provider.

ii.	Security Personnel.

a)	Licensee shall be responsible for providing and paying for, at its sole cost and expense, such security services and personnel as deemed necessary for the Event by the Director in the Director’s sole discretion.

b)	OVERNIGHT SECURITY: To the extent any property, goods, and effects associated with the Event (including without limitation, items belonging to the Licensee and any exhibitor or attendees of the Event) remain overnight in the Facilities, then Licensee shall provide a minimum of one (1) overnight security personnel to ensure the safety and security of any such property, goods, and effects. In addition, if any vehicles or items that contain any flammable liquids or fuels are left overnight in the FWCC, the same shall be attended at all such times by security personnel furnished by Licensee in the number prescribed by the Director.

c)	All security personnel shall be certified peace officers of the State of Texas or approved FWCC security companies. Any officers will be approved and scheduled by the Director.

CONVENTION LICENSE AGREEMENT NUMBER
25513

iii.	Fire Marshal. Licensee shall be responsible for providing and paying for, at its sole cost and expense, such fire marshal services as deemed necessary for the Event by the Director in the Director’s sole discretion.

iv.	Miscellaneous. All mandatory service providers set forth in this Section 4.02.A shall be considered independent contractors of Licensee, and Licensee shall pay all costs for such providers directly to the individual or entity providing such services, as applicable.

B.	Discretionary Services.

i.	Outside Providers. Subject to the prior written approval of the Director and any limitations set forth in this Section 4, Licensee may obtain any other services that it requires from its own providers to promote and conduct its Event, including, but not limited to, decorators, ticket-sellers, ticket-takers, ushers, floor managers, stage crews (other than Public Events Department technical personnel), security personnel not otherwise required under this Agreement, electricians, technicians, carpenters, and machine operators. At least thirty (30) calendar days prior to the beginning of the License Period, Licensee must submit to the Director a list of all such persons or entities that will provide a service for the Event, including, but not limited to, services to be provided by or on behalf of Licensee and any exhibitors or vendors, during the License Period.

ii.	Room Set-Ups.

a)	Original Set-Up. The City will provide Licensee with one complimentary original room set-up for each meeting room and ballroom licensed under this Agreement.

1.	Meeting Rooms. An original set-up for meeting rooms includes non- skirted and non-linen guest tables and chairs, one wired microphone (in rooms with sound capabilities), one lectern, and a basic 6’x8’ platform. The total number of guest tables and chairs to be included within the original set-up will be calculated based on the information contained within the Event Manifest.

2.	Ballrooms. An original set up for the ballrooms includes non-skirted and non-linen guest tables and chairs, one wired microphone, and one lectern. Any staging in the ballroom shall be an additional cost. The total number of guest tables and chairs to be included within the original set-up will be calculated based on the information contained within the Event Manifest.

b)	Changes to the Original Set-Up. The Licensee may request changes to the original set-up of any of the meeting rooms or ballrooms licensed under this Agreement and shall be responsible for paying to the City any costs associated therewith. All charges for any such changeovers shall be set forth within the FG&Rs (as hereinafter defined) and be included within the definition of Ancillary Charges and paid accordingly.

c)	Exhibit Halls and Arena. The City does not provide a complimentary original set-up for the exhibit halls or the arena; however, the Licensee may request a set-up, including, but not limited to, tables, chairs, and staging, for the exhibit halls and the arena at the rates set forth in the FG&Rs (as hereinafter defined). All charges for any such set-up shall be included within the definition of Ancillary Charges and paid accordingly.

4.03 Additional Services and Equipment. City may provide other services, equipment, materials, and staffing upon Licensee’s request or as set forth in the Event Manifest, subject to the City’s FG&Rs (as hereinafter defined) and the availability of inventory and staffing. Any costs associated with such additional services, equipment, materials, or staffing shall be included within the definition of Ancillary Charges and paid accordingly.

CONVENTION LICENSE AGREEMENT NUMBER
25513

5.	POLICIES, RULES, AND REGULATIONS

5.01 Licensee agrees to comply with the City’s Facility Guidelines and Requirements (collectively, “FG&Rs” in existence as of the date of this Agreement or as may be amended thereafter, all of which are incorporated herein and made a part hereof by this reference) governing the use of the Facilities and acknowledges receipt of a copy of the same. Licensee understands that the FG&Rs may be amended prior to Licensee’s Event and agrees to comply with any such amendments. City will use its best efforts to provide written notice to Licensee of any such changes, but Licensee acknowledges and agrees that it retains the responsibility to keep itself appraised of the current FG&Rs. To the extent that a conflict exists between a particular term, or terms, of this Agreement and the FG&Rs, then the terms of this Agreement shall control.

6.	REMOVAL OF EQUIPMENT

6.01 Licensee must remove or ensure removal of any and all equipment from the Facilities prior to the expiration of the License Period. No equipment may be left in the Facilities past the License Period. Any equipment or other property left by the Licensee at the Facilities for over thirty (30) calendar days will be considered abandoned and will become the property of the City. The City shall have the right to dispose of such property as it deems necessary and appropriate.

7.	ACCEPTANCE OF FACILITIES

7.01 Licensee agrees that it has examined the Facilities prior to the execution of this Agreement and is satisfied with the physical condition of the Facilities. Licensee’s taking possession of the Facilities for the Event shall be conclusive evidence of its receipt of the Facilities in a safe, sanitary and sightly condition and in good repair, except for those conditions which the Licensee provides City written notice of before Licensee takes possession of the Facilities. Licensee hereby releases the City from any and all damages, claims for damages, losses or liabilities, arising out of or in connection with, directly or indirectly, the occupancy and use of the Facilities and any and all activities conducted thereon sustained by reason of the occupancy and use of the Facilities under this Agreement.

8.	CARE OF FACILITIES

8.01 Licensee, at Licensee’s own expense, shall keep the Facilities and maintain all equipment and other properties of City in a safe, sanitary, and sightly condition and in good repair, and shall restore and yield said Facilities, equipment, and all other properties belonging to the City back to City at the expiration or termination of the License Period in good or better condition as existed at the commencement of the License Period and in which Licensee found them, ordinary wear and tear (including damage by acts of God or other causes beyond the control of Licensee) excepted.

8.02 Licensee will not do or permit to be done any injury or damage to any buildings or part thereof, or permit to be done anything that will damage or change the finish or appearance of the Facilities or the furnishings thereof or any other property belonging to the City by the erection or removal of equipment or any other improvements, alterations or additions. No decorative or other materials shall be nailed, tacked, screwed or otherwise physically attached to any part of the Facilities or to any of the furnishings or fixtures of the City without the written consent of the Director.

8.03 Subject to ordinary wear and tear, Licensee will pay the costs of repairing (to its condition immediately preceding the occurrence of such damage) any damage that may be done to the Facilities or any of the fixtures, furniture or furnishings by any act or omission of Licensee or any of Licensee’s employees, agents, officers, or anyone visiting the Facilities upon the invitation of the Licensee, including, but not limited to, the patrons and exhibitors of the Event. The Director shall determine, in its sole discretion, whether any damage has occurred, the amount of the damage and the reasonable costs of repairing the damage, and whether, under the terms of this Agreement, the Licensee is responsible. The costs of repairing any damage to the Facilities shall be immediately due and payable by the Licensee upon Licensee’s receipt of a written invoice from the City.

8.04 In licensing the Facilities, City does not relinquish the right to control the management of the Facilities, or the right to enforce all necessary and proper rules for the management and operation of the same. City, through its Manager, police and fire personnel and other designated representatives, has the right at any time to enter any portion of the Facilities (without causing or constituting a termination of the privilege or an interference for the possession of the Facilities by the Licensee) for any purpose, provided this shall not authorize or empower City to direct the activities of the Licensee or assume liability for Licensee’s activities.

CONVENTION LICENSE AGREEMENT NUMBER
25513

9.	PROPERTY LOSS

9.01 City assumes no responsibility for any property placed in the Facilities or the FWCC or any part thereof by the Licensee or any agent, officer, employee, servant, invitee, exhibitor, contractor, or subcontractor of Licensee. Licensee hereby expressly releases and discharges City from any and all liability for any property damage or loss arising out of or in connection with, directly or indirectly, the occupancy or use of the Facilities.

10.	REMOVAL OF DISORDERLY PERSONS

10.01 City, through its Director, police and fire personnel and other designated representatives, retains the right to remove or eject from the Facilities or any other City facility any person(s) or persons acting in a disorderly manner, including, but not limited to, those that pose a health and safety risk to people and property. In the event of the exercise of this authority, Licensee hereby waives any and all claims for damages against the City on account of said removal.

11.	UTILITIES/HVAC

11.01 Beginning from the onset of usage by the Licensee, City agrees to furnish the necessary light and existing electrical power for ordinary use of the Facilities for the Event, including, but not limited to, lighting, heat and air conditioning sufficient to make the Facilities reasonably comfortable, and water for ordinary use of the appliances installed. The determination of necessity shall be made by the Director in the Director’s sole discretion. City shall not be responsible for accidents, unavoidable delays, or interruptions in service not caused by the City.

11.02 It is understood that the City of Fort Worth enforces the adopted National Electrical Code to ensure the public is not exposed to electrical hazards. If extension cords are used, Ground Fault Circuit Interrupter (GFCI) Protection is required. These cords must have a test and a reset button and the words “GFCI protected” printed on the cord. All 120 volt extension cords shall be three-wire grounding type cords. Extension cords may not be placed through doorways. Frayed or damaged cords shall not be used.

12.	FLAMMABLE MATERIALS

12.01 No flammable materials, including, but not limited to, bunting, tissue paper, crepe paper, and the like, shall be permitted to be used for decorations in the Facilities and all materials used for decorative purposes must be treated with flame-proofing and approved by the City of Fort Worth Fire Department. Licensee shall not operate or place any engine or motor or machinery in the Facilities or use oils, burning fluids, kerosene, naphtha or gasoline or any other flammable chemical for either mechanical or other purposes or any agent other than electricity for illuminating the Facilities without the prior written consent of the Fire Marshal.

13.	SEATING CAPACITY

13.01 Licensee shall not sell more tickets or allow more occupancy than the seating capacity of the Facilities permits and as allowed under any federal, state, and local laws, statutes, ordinances, charter provisions, rules and regulations of the City of Fort Worth.

13.02 For ticketed events: Licensee shall furnish all admission tickets. All seats sold must be on a reserved basis and tickets are to be purchased from a bonded ticket printing company or service, and a ticket manifest shall be sent to the Director. Licensee shall sell all tickets at the advertised prices and be responsible for payment of any and all taxes, with no deviation allowed. Licensee shall deliver to the Director free of charge a mutually agreed upon number of admission tickets to be used for promotional purposes for each performance during which the Facilities are open to the public during the License Period. Any unused tickets will be returned to the Licensee prior to the opening of the scheduled event.

14.	NON-SMOKING, VAPING, AND E-CIGARETTE FACILITY

14.01 Licensee understands that smoking, vaping, and e-cigarettes are prohibited within the Facilities and agrees to make its attendees aware of this fact in its official show material.

15.	OBSTRUCTIONS

15.01 Sidewalks, entries, passage vestibules, halls, elevators or access ways to public utilities of the Facilities shall not be obstructed or caused to be obstructed by Licensee or any other person or entity attending the Event, or caused or permitted to be used for any purpose other than ingress or egress to and from the Facilities. The doors, skylights, stairways or openings that reflect or admit light into any portion of the Facilities shall not be obstructed by Licensee or any other person or entity attending the Event.

CONVENTION LICENSE AGREEMENT NUMBER
25513

16.	PARKING

16.01 Upon request by Licensee, City will supply Licensee with five (5) complimentary parking passes per day for parking in the Commerce Street Garage only to be used during the Event.

17.	INDEMNIFICATION

17.01 LICENSEE SHALL AND DOES AGREE TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS CITY AND CITY’S EMPLOYEES, REPRESENTATIVES, OFFICERS, AND SERVANTS (COLLECTIVELY, “INDEMNITEES”) FOR, FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, DAMAGES, LOSSES, LIENS, CAUSES OF ACTION, SUITS, JUDGMENTS AND EXPENSES, (INCLUDING, BUT NOT LIMITED TO, COURT COSTS, ATTORNEYS’ FEES AND COSTS OF INVESTIGATION), OF ANY NATURE, KIND OR DESCRIPTION (1) RELATING TO THE USE OR OCCUPANCY OF THE FACILITIES BY LICENSEE, AND ITS EMPLOYEES, DIRECTORS, OFFICERS, SERVANTS, PATRONS, AGENTS, INVITEES, LICENSEES, CONTRACTORS, OR ANY PERSON OR ENTITY USING THE FACILITIES FOR THE EVENT OR (2) BY REASON OF ANY OTHER CLAIM WHATSOEVER OF ANY PERSON OR ENTITY OCCASIONED OR ALLEGED TO BE OCCASIONED IN WHOLE OR IN PART BY ANY ACT OR OMISSION ON THE PART OF LICENSEE AND ITS LICENSEES, EMPLOYEES, DIRECTORS, OFFICERS, SERVANTS, AGENTS, PATRONS, INVITEES, CONTRACTORS, OR ANYONE LICENSEE CONTROLS OR EXERCISES CONTROL OVER OR (3) BY ANY BREACH, VIOLATION OR NONPERFORMANCE OF ANY COVENANT OF LICENSEE UNDER THIS AGREEMENT (COLLECTIVELY, “LIABILITIES”), EVEN IF SUCH LIABILITIES ARISE FROM OR ARE ATTRIBUTABLE TO ANY ACT OR OMISSION OR ANY CONDITION WHATSOEVER OF THE CITY AND ITS PROPERTY.

17.02 IT IS AGREED WITH RESPECT TO ANY LEGAL LIMITATIONS NOW OR HEREAFTER IN EFFECT AND AFFECTING THE VALIDITY OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATION UNDER THIS SECTION, SUCH LEGAL LIMITATIONS ARE MADE A PART OF THE INDEMNIFICATION OBLIGATION AND SHALL OPERATE TO AMEND THE INDEMNIFICATION OBLIGATION TO THE MINIMUM EXTENT NECESSARY TO BRING THE PROVISION INTO CONFORMITY WITH THE REQUIREMENTS OF SUCH LIMITATIONS, AND AS SO MODIFIED, THE INDEMNIFICATION OBLIGATION SHALL CONTINUE IN FULL FORCE AND EFFECT.

17.03 If more than one Licensee is named under this Agreement, the obligation of all such Licensees shall be, and is joint and several.

17.04 Licensee shall include an indemnification in substantially the same form as above in any contractor and subcontractor agreements.

18.	INSURANCE

18.01 Prior to the time Licensee is entitled to any right of access to or use of the Facilities, Licensee shall procure, pay for and maintain the following insurance written by companies approved by the State of Texas and acceptable to the Director. The following insurance shall be evidenced by delivery to the Director of executed certificates of insurance or certified copies of policies, whichever is acceptable to the Director.

A.	Commercial General Liability (CGL) Insurance

i.	$1,000,000 each occurrence

ii.	$2,000,000 aggregate limit

B.	Business Automobile Liability Insurance

i.	$1,000,000 each accident on a combined single limit

or

$250,000 Property Damage; and

$500,000 Bodily Injury per person per occurrence

ii.	The insurance policy shall be endorsed to cover “Any Auto”, defined as autos owned, hired, and non-owned when said vehicle is used in the course of the Event herein.

CONVENTION LICENSE AGREEMENT NUMBER
25513

C.	Workers’ Compensation Insurance

i.	Part A: Statutory Limits

ii.	Part B: Employer’s Liability

a)	$100,000 each accident

b)	$100,000 disease-each employee

c)	$500,000 disease-policy limit

18.02	Additional Requirements.

A.	Such insurance amounts shall be revised upward at the Director’s reasonable option and no more frequently than once every 12 months, and Licensee shall revise such amounts within thirty (30) calendar days following notice to Licensee of such requirements.

B.	To the extent permissible by applicable law, insurance policies required herein shall be endorsed to include City as an additional insured as its interest may appear. Additional insured parties shall include employees, representatives, officers, agents, and volunteers of City.

C.	All policies shall include a Waiver of Subrogation (Right of Recovery) in favor of the City of Fort Worth.

D.	Any failure on part of Director to request certificate(s) of insurance shall not be construed as a waiver of such requirement or as a waiver of the insurance requirements themselves.

E.	Insurers of Licensee’s insurance policies shall be licensed to do business in the state of Texas by the Department of Insurance or be otherwise eligible and authorized to do business in the state of Texas. Insurers shall be acceptable to the Director insofar as their financial strength and solvency and each such company shall have a current minimum A.M. Best Key Rating Guide rating of A-: VIII or other equivalent insurance industry standard rating otherwise approved by the Director.

F.	Deductible limits on insurance policies shall not exceed $10,000.00 per occurrence unless otherwise approved by the Director. Deductibles shall be listed on the certificate of insurance.

G.	In the event there are any local, federal or other regulatory insurance or bonding requirements for Licensee’s operations, and such requirements exceed those specified herein, then such requirements shall prevail.

H.	Licensee shall require its contractors and subcontractors to maintain applicable insurance coverages, limits, and other requirements as those specified herein; and, Licensee shall require its contractors and subcontractors to provide Licensee and City with certificate(s) of insurance documenting such coverage. Also, Licensee shall require its contractors and subcontractors to have City and Licensee endorsed as additional insureds (as their interest may appear) on their respective insurance policies.

I.	The term of insurance is for the duration of the License Period, which includes the period from the right of access to set-up through the period allowed for removal of property.

J.	The Licensee is responsible for providing the City with a thirty (30) calendar day notice of cancellation or non-renewal of any insurance policy and may not change the terms and conditions of any policy that would limit the scope or coverage, or otherwise alter or disallow coverage as required herein.

K.	Any self-insured retention in excess of $25,000.00, affecting required insurance coverage, shall be acceptable to and approved by the Director in regards to asset value and stockholders’ equity. In lieu of traditional insurance, alternative coverage maintained through insurance pools or risk retention groups, must also be approved by the Director.

CONVENTION LICENSE AGREEMENT NUMBER
25513

L.	The company issuing the insurance policy shall have no recourse against the City of Fort Worth for payment of any premiums or assessments for any deductibles that all are at the sole risk of Licensee.

M.	For purposes of this insurance section, the terms “Owner”, “City” or “City of Fort Worth” shall include all authorities, boards, bureaus, commissions, divisions, departments, and officers of the City and the individual members, representatives, officers, employees, and agents thereof in their official capacities and while acting on behalf of the City of Fort Worth.

N.	Coverage shall be written on a Per Occurrence basis and the policy shall include Broad Form Property Damage Coverage with an insurance company satisfactory to the Director. If insurance policies are not written for specified coverage limits, an Umbrella or Excess Liability insurance for any differences is required. When required, Excess Liability shall follow the form of the primary coverage.

O.	If coverage is underwritten on a claims-made basis, the retroactive date shall be coincident with or prior to the date of the License Period and the certificate of insurance shall state that the coverage is claims-made and the retroactive date. The insurance coverage shall be maintained for the duration of the Agreement and for five (5) years following termination or expiration of the Agreement. An annual certificate of insurance submitted to the City shall evidence such insurance coverage.

P.	Certificates of Insurance shall be delivered to the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas 76102, evidencing all the required coverages, including endorsements.

18.03 Licensee hereby waives subrogation rights for loss or damage against City, and its officers, agents, representatives, servants, and employees for personal injury (including, but not limited to, death), property damage, and any other loss.

18.04 Licensee shall not do or permit to be done anything in or upon any portion of the Facilities, or bring or keep anything therein or thereupon that will in any way conflict with the conditions of any insurance policy upon the Facilities or any part thereof, or in any way increase the rate of fire insurance upon the Facilities or on property kept therein, or in any way obstruct or interfere with the right of the other tenants of the Facilities, or injure or annoy them.

18.05 Notwithstanding anything to the contrary, City may terminate this Agreement immediately upon the failure of the Licensee to provide acceptable documentation of insurance as required herein.

19.	COMPLIANCE WITH LAW

19.01 Licensee shall ensure compliance with all federal, state, and local laws, statutes, rules, regulations, and ordinances including, but not limited to all ordinances, charter provisions, rules and regulations of the City of Fort Worth. Licensee will not do or suffer to be done anything on the Facilities during the License Period in violation of any such laws, statutes, ordinances, rules, regulations, charter provisions, directives or requirements. If the City calls the attention of Licensee to any such violation on the part of said Licensee or any person employed by or admitted to the Facilities by Licensee, Licensee will immediately desist from and correct such violation or vacate the Facilities.

19.02 Licensee will obtain and pay for all necessary permits, licenses, and taxes from any governmental agency with jurisdiction thereof.

CONVENTION LICENSE AGREEMENT NUMBER
25513

20.	FEDERAL COPYRIGHT ACT

20.01 Licensee agrees to assume full responsibility for complying with the Federal Copyright Law of 1978 (17 U.S.C. 101, et seq.) and any regulations issued thereunder including, but not limited to, the assumption of any and all responsibilities for paying royalties which are due for the use of copyrighted works in Licensee’s performances or exhibitions to the copyright owner, or representative or said copyright owner. City expressly assumes no obligations, implied or otherwise, regarding payment or collection of any such fees or financial obligations. City specifically does not authorize, permit, or condone the performance, reproduction, or other use of copyrighted materials by Licensee or its agents or licensees without the appropriate licenses or permission being secured by Licensee in advance. It is further agreed that LICENSEE SHALL DEFEND, INDEMNIFY AND HOLD CITY HARMLESS FOR, FROM, AND AGAINST ANY CLAIMS ARISING FROM NONPAYMENT TO LICENSING AGENCIES, INCLUDING, BUT NOT LIMITED TO, ASCAP, BMI, AND SESAC OR DAMAGES ARISING OUT OF LICENSEE’S INFRINGEMENT OR VIOLATION OF THE COPYRIGHT LAW AND REGULATIONS. City expressly assumes no obligation to review or obtain appropriate licensing and all such licensing shall be the exclusive obligation of the Licensee. Licensee understands that it is responsible for securing any and all licenses by artists/performers giving permission for the recordings. Licensee is responsible for both reporting and payment of any music licensing fees that may be required by law.

20.02 Licensee understands and agrees that without the proper license obtained by Licensee, there is a risk of an injunction or money damages arising from a copyright lawsuit brought by ASCAP, BMI, SESAC or any other licensing agency.

21.	AMERICANS WITH DISABILITIES ACT (ADA)

21.01 It is understood that the Event is not an event of the City. Licensee acknowledges that it is responsible for and will make available the goods and services offered at its event to all attendees, including those with disabilities. Licensee is responsible for non-permanent accessibility requirements, such as, but not limited to, seating accessibility and auxiliary aids for the visually impaired, hearing impaired and mobility impaired. LICENSEE SHALL NOT MOVE OR INTERFERE IN ANY WAY WITH ACCESSIBIILITY TO ADA FACILITIES, SUCH AS, BUT NOT LIMITED TO, WHEELCHAIR SEATING. LICENSEE SHALL NOT SELL TICKETS FOR ADA SEATING TO PERSONS WHO DO NOT REQUIRE ADA ACCOMMODATIONS.

22.	FORCE MAJEURE

22.01 It is expressly understood and agreed by the parties to this Agreement that, if the performance of any obligations hereunder is delayed or cancelled by reason of war; civil commotion; acts of God; unusually inclement or severe weather conditions; fire; pandemic (including, but not limited to, COVID-19); epidemic; declaration of disaster or emergency by the State of Texas, Tarrant County, or the City of Fort Worth; or other circumstances that are reasonably beyond the control of the applicable party obligated or permitted under the terms of this Agreement to do or perform the same, regardless of whether any such circumstance is similar to any of those enumerated or not (collectively referred to as “Force Majeure Event”), the Party so obligated or permitted will be excused from doing or performing the same during such period of delay, so that the time period applicable to such performance will be extended for a period of time equal to the period such party was delayed, unless the same results in canceling the Event. Measures taken by the Office of Homeland Security/Office of Emergency Preparedness (“OHS”), State of Texas, Tarrant County, or the City of Fort Worth to close facilities or venues related to the Event, for any reason, is an act of government and, as such, is also considered a Force Majeure Event.

22.02 The party asserting a Force Majeure Event must give written notice and full particulars of the Force Majeure Event, including how the Force Majeure Event prevents performance, to the other party as soon as practicable, but no later than seven (7) calendar days after the occurrence of the cause relied upon. This time period may be extended by written agreement of the parties.

22.03 If a Force Majeure Event causes the Event to be cancelled, in whole or in part, and the affected party complies with this Section regarding notice, the Licensee will owe the City the License Fee based on the time period (if any) during which the Licensee had reasonable commercial use of the Facilities. In the event that a refund of any deposits or prepayments is necessary, the City will refund such amounts promptly.

23.	ASSIGNMENT

23.01 Licensee shall have no right to assign, sell, or transfer its rights or obligations under this Agreement without the prior written consent of the City. Any purported transfer or assignment in violation of this provision shall be null and void and shall constitute a default hereunder. If assigned per the written consent of the City, Licensee agrees to ensure that any assignee will comply with all terms, provisions, covenants, and conditions of this Agreement. Assignment or subletting of this Agreement shall not relieve Licensee from any of its obligations under this Agreement.

CONVENTION LICENSE AGREEMENT NUMBER
25513

24.	EVENTS OF DEFAULT

24.01 The following events shall be deemed to be events of default (“Events of Default”) by Licensee under this Agreement:

A.	Licensee fails to pay any installment of the rent when due or any other payment of reimbursement to City required hereunder;

B.	Licensee attempts to assign this contract without the prior written consent of City;

C.	Licensee becomes insolvent or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors;

D.	Licensee fails to comply with the insurance requirements set forth in this Agreement; or

E.	Licensee fails to comply with any term, provision or covenant of this Agreement.

25.	CANCELLATION AND TERMINATION

25.01	CANCELLATION OR TERMINATION PRIOR TO THE LICENSE PERIOD

A.	Cancellation Prior to the License Period. Licensee understands, recognizes, and agrees that a cancellation or termination of this License Agreement, for any reason, prior to the beginning of the License Period, will cause the City to suffer substantial damages. The closer to the date of the License Period that a cancellation occurs, the less likely it is that the City will be able to replace any or all of Licensee’s business with comparable business. Therefore, the City and Licensee agree that Licensee will pay as liquated damages to the City immediately upon notice of cancellation a percentage of the total revenues anticipated by the City for the Event from the License Fee and the Food and Beverage Minimum as set forth below:

i.	100% of the License Fee and Food & Beverage Minimum for a total of $121,296.00 will be due and payable to the City if the Event is canceled twelve (12) months or less before the beginning of the License Period.

B.	Termination Prior to the License Period. City shall have the right to terminate this Agreement upon the occurrence of any Events of Default, or in the event Licensee fails to timely take any action required under the terms of the Agreement, if City provides Licensee with written notice of the claimed default or failure to act and Licensee does not remedy the default within five (5) business days or prior to the start of the License Period, whichever is earlier. Upon notice of such termination by the City, Licensee shall pay the City agreed upon liquidated damages set forth in Section 25.01.A. within seven (7) days after the effective date of termination, recognizing that such termination will cause the City to suffer substantial damages. Notwithstanding anything to the contrary, to the extent that Licensee provides the City with a credit card, Licensee hereby consents to the City automatically charging Licensee’s credit card for any such liquidated damages owed to the City and hereby waives any right that it may have to contest such charges.

C.	Miscellaneous. In the event of cancellation or termination, City has the right to retain advance License Fee payments based on the schedule of assessments provided in Section 3 and any partial Licensee Fee payments will be credited toward the total amount due to the City. If Licensee cancels or fails to hold the scheduled event, or if Licensee fails to make the necessary payments as provided herein, without prior written approval from the Director, all payments previously received from Licensee as a deposit or rental shall become the property of the City and shall not be refunded or transferable. City will not consider a notice of cancellation valid and will not release the License Period held until written notice of cancellation and payment of the liquated damages are received and processed by the City; therefore, delay in payment may result in higher damages owed. The parties agree that the amount of liquidated damages set forth in this section reasonably approximates the actual damages to City based on the City’s ability to replace any or all of Licensee’s business with comparable business.

25.02 TERMINATION DURING THE LICENSE PERIOD. If any Events of Default occur by the Licensee during the License Period, City shall have the option to terminate this Agreement immediately after written notice of such default and a reasonable time to cure, such time to be subject to the Director’s reasonable discretion. Licensee shall immediately surrender the Facilities to City and, if Licensee fails to do so, City may, without prejudice to any remedy, enter upon and take possession of the Facilities and remove Licensee and any other person who may be occupying the Facilities by force, if necessary, without being liable for the prosecution or any claim of damages therefore. Licensee agrees to pay to City any undisputed amount of all loss and damage that City may suffer by reason of such termination within thirty (30) calendar days after written demand by the City.

25.03 RELETTING UPON CANCELLATION OR TERMINATION. City may, as a result of cancellation or termination, and at its discretion, relet the entire Facilities or relet any building or any portion of any building of the Facilities that is determined by the City not to be in substantial use by the Licensee and receive the rent therefore. Licensee shall not be entitled, under any circumstances, to any offset or any excess rental fees received by City as a result of reletting, and Licensee hereby waives any claim to such excess rental amounts.

CONVENTION LICENSE AGREEMENT NUMBER
25513

25.04 MISCELLANEOUS. No pursuit of any remedy by City constitutes a forfeiture or waiver of any rent or License Fee due to City or of any damages accruing to City by reason of the violation of any of the terms, provisions, and covenants herein contained. No act or thing done by City or its officers, agents, representatives, or employees during the Term of this Agreement shall be deemed a termination of the Agreement or an acceptance of the surrender of the Facilities, and no agreement to terminate this Agreement or accept a surrender of the Facilities shall be valid unless in writing signed by City. City’s acceptance of the payment of rental or other payments after the occurrence of any Events of Default shall not be construed as waiver of such default, unless City notifies Licensee in writing. Any act by City to enforce one or more of the remedies herein provided upon the Events of Default shall not be deemed or construed to constitute a waiver of such default or of City’s right to enforce any such remedies with respect to such default or subsequent default.

26.	NOTICES

26.01 All notices required or permitted under this Agreement may be given to a party personally or by mail, addressed to such party at the address stated below or to such other address as one party may from time-to-time notify the other in writing. If more than one Licensee is named in this Agreement, service of any notice on any one of the Licensees shall be deemed service on all Licensees. Any notice so given shall be deemed to have been received when deposited in the United States mail so addressed with postage prepaid:

CITY:

City of Fort Worth

Fort Worth Convention Center

Director of Public Events

1201 Houston Street

Fort Worth, Texas 76102

With copies to:

City of Fort Worth

Attn: City Attorney and Assistant City Manager

200 Texas Street

Fort Worth, Texas 76102

LICENSEE:

Lavell Juan

Brag House, Inc

108 Frost Street

Suite 4C

Brooklyn, New York 11211

27.	AMENDMENT

27.01 This Agreement cannot be modified or amended without the written consent of all the parties hereto and attached and made a part of this Agreement.

28.	SUCCESSORS AND ASSIGNS

28.01 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and, except as otherwise provided in this Agreement, their assigns.

CONVENTION LICENSE AGREEMENT NUMBER
25513

29.	GOVERNING LAW AND VENUE

29.01 If any action, whether real or asserted, at law or in equity, arises on the basis of any provision of this Agreement, venue for such action shall lie in state courts located in Tarrant County, Texas or the United States District Court for the Northern District of Texas-Fort Worth Division. This Agreement shall be construed in accordance with the laws of the State of Texas.

30.	INDEPENDENT CONTRACTOR/NO PARTNERSHIP

30.01 It is expressly understood and agreed that Licensee shall operate as an independent contractor as to all rights and privileges granted herein, and not as agent, representative or employee of the City. Subject to and in accordance with the conditions and provisions of this Agreement, Licensee shall have the exclusive right to control the details of its operations and activities and be solely responsible for the acts and omissions of its officers, agents, servants, employees, contractors (except the City), and subcontractors. Licensee acknowledges that the doctrine of respondeat superior shall not apply as between the City, its officers, agents, servants and employees, and Licensee, and its officers, agents, employees, servants, contractors, and subcontractors.

30.02 Licensee further agrees that nothing herein shall be construed as the creation of a partnership or joint enterprise between City and Licensee. It is further understood that the City shall in no way be considered a Co- employer or a joint employer of Licensee or any officers, agents, servants, employees, contractors, or subcontractors of Licensee. Neither Licensee, nor any officers, agents, servants, employees, contractors, or subcontractors of Licensee shall be entitled to any employment benefits from the City. Licensee shall be responsible and liable for any and all payment and reporting of taxes on behalf of itself, and any of its officers, agents, servants, employees, contractors, or subcontractors. Licensee shall also be responsible and liable for any and all acts or omissions of Licensee and its officers, agents, servants, employees, contractors, and subcontractors.

30.03 Licensee represents and warrants that all of its officers, agents, servants, employees, contractors, and subcontractors who perform any services under this Agreement are qualified and competent to perform such services. The Director reserves the right to refuse to permit any officer, agent, servant, employee, contractor, or subcontractor of Licensee from providing service under this Agreement for any reason, provided that if the conduct of the any such individual or entity is correctable, Licensee shall have first been notified of the objectionable conduct and shall have had the opportunity to correct it.

31.	SEVERABILITY AND CAPTIONS

31.01 In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this contract shall be considered as if such invalid, illegal or unenforceable provisions were never contained herein.

31.02 Captions and headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

32.	WAIVER AND NO THIRD-PARTY RIGHTS

32.01 The failure of either party to insist upon the performance of any term or provision of this Agreement or to exercise any right granted hereunder shall not constitute a waiver of that party’s right to insist upon appropriate performance or to assert any such right on any future occasion.

32.02 The provisions and conditions of this Agreement are solely for the benefit of the City and Licensee, and any lawful assign or successor of Licensee, and are not intended to create any rights, contractual or otherwise, to any other person or entity.

33.	COUNTERPARTS AND ELECTRONIC SIGNATURES

33.01 This Agreement may be executed in one or more counterparts and each counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute one and the same. An executed Agreement, modification, amendment, or separate signature page shall constitute a duplicate if it is transmitted through electronic means, such as fax or e-mail, and reflects the signing of the document by any party. Duplicates are valid and binding even if an original paper document bearing each party’s original signature is not delivered.

34.	GOVERNMENTAL POWERS

34.01 It is understood that by execution of this Agreement, the City does not waive or surrender any of its governmental powers or immunities.

CONVENTION LICENSE AGREEMENT NUMBER
25513

35.	SIGNATURE AUTHORITY AND REVIEW OF COUNSEL

35.01 The person signing this Agreement, and any amendments or addenda hereto, hereby warrants that he/she has the legal authority to execute this Agreement on behalf of the respective party, and that such binding authority has been granted by proper order, resolution, ordinance or other authorization of the entity. Each party is fully entitled to rely on these warranties and representations in entering into this Agreement or any amendment hereto.

35.02 The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or exhibits hereto.

36.	SOLE AGREEMENT

36.01 This written instrument constitutes the entire Agreement by the parties hereto concerning the use of the Facilities and obligations of the parties and any prior or contemporaneous oral or written agreement that purports to vary from the terms hereof shall be void. It is understood and agreed that all the provisions of this Agreement are applicable except where specifically modified by written agreement of the parties, as approved by the duly authorized representative for each.

37.	ARENA/CONVENTION CENTER AVAILABILITY

37.01 Construction/Expansion Clause

City will inform Licensee, in writing, of any major construction or remodeling at the Fort Worth Convention Center that is scheduled to occur during the dates of the Event and that will have a material adverse effect on Licensee’s ability to hold its Event. Such written notice must be sent at least sixty (60) days prior to the first day of the Event, unless the major construction or remodeling is scheduled to occur less than sixty (60) days prior to the first day of the Event in which case the City will be required to send written notice within a reasonable time after any plans for such have been scheduled.

If the major construction or remodeling is scheduled to occur more than sixty (60) days prior to the first date of the Event, then Licensee shall have the right to either (1) terminate this Agreement, without liability, within seven (7) days after receiving the above-stated notice from the City or (2) request reasonably comparable replacement space to the extent that such space is available within the Fort Worth Convention Center during the dates of the Event. If the major construction or remodeling is scheduled to occur less than sixty (60) days prior to the first day of the Event, then Licensee shall have the right to request reasonably comparable replacement space to the extent that such space is available within the Fort Worth Convention Center during the dates of the Event.

The parties agree to negotiate in good faith to resolve any concerns raised as a result of the major construction or remodeling and enter into such amendments of this Agreement as may be necessary to reasonably accommodate both parties’ interests.

EXECUTED to be effective as of the Effective Date in Fort Worth, Tarrant County, Texas.

THE CITY OF FORT WORTH		Brag House, Inc

By:	/s/ Cynthia Serrano	By:	/s/ Lavell Juan
Cynthia Serrano		Lavell Juan
Assistant Director of Public Events

Date:		Date:	8/15/23

*	Cynthia Serrano has been delegated the proper authority to execute this document on behalf of the City pursuant to an Interoffice Memorandum from the City Manager dated August 19, 2019.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

CITY OF FORT WORTH USE ONLY

Contract Compliance Manager:

By signing I acknowledge that I am the person responsible

for the monitoring and administration of this contract, including ensuring all performance and reporting requirements.

/s/ Cynthia Serrano
Cynthia Serrano
Assistant Director of Public Events

CONVENTION LICENSE AGREEMENT NUMBER
25513

Exhibit A Venue Rental Schedule By Date

Contract:	25513
Contract Due:	08/20/2023

Brag House, Inc

Lavell Juan

108 Frost Street

Suite 4C

Brooklyn, NY 11211

2024 Fort Worth Collegiate Gaming Event (25513)	In/Out:	Thu 05/09/2024 07:00 AM / Sun 05/12/2024 11:59 PM
	Start-End:	Sat 05/11/2024 07:00 AM - Sun 05/12/2024 11:59 PM

Bookings	Booked	Amount
Arena MI/MO	05/09/2024 07:00 AM - 11:59 PM	4,000.00
Exhibit Hall A-F MI/MO Rate	05/09/2024 07:00 AM - 11:59 PM	10,000.00
Meeting Room 103AB - Negotiated Rate	05/09/2024 07:00 AM - 11:59 PM	0.00
Arena MI/MO	05/10/2024 07:00 AM - 11:59 PM	4,000.00
Exhibit Hall A-F MI/MO Rate	05/10/2024 07:00 AM - 11:59 PM	10,000.00
Meeting Room 103AB - Negotiated Rate	05/10/2024 07:00 AM - 11:59 PM	0.00
Arena Standard Rate	05/11/2024 07:00 AM - 11:59 PM	8,160.00
Exhibit Hall A - F Standard Rate	05/11/2024 07:00 AM - 11:59 PM	22,400.00
Meeting Room 103AB - Negotiated Rate	05/11/2024 07:00 AM - 11:59 PM	0.00
Arena Standard Rate	05/12/2024 07:00 AM - 11:59 PM	8,160.00
Exhibit Hall A - F Standard Rate	05/12/2024 07:00 AM - 11:59 PM	22,400.00
Meeting Room 103AB - Negotiated Rate	05/12/2024 07:00 AM - 11:59 PM	0.00
Facility Discount	05/12/2024 08:00 AM - 11:59 PM	-17,824.00
Visit Fort Worth - SPFF	05/12/2024 09:00 AM - 05/13/2024 11:59 PM	-20,000.00
	Total Booking Charges:	51,296.00

	Total Charges:	51,296.00